Exhibit 99.1

IDT Corporation Reports Fourth Quarter and Full Fiscal Year 2020 Results

NEWARK, NJ — October 1, 2020: IDT Corporation (NYSE: IDT) reported net income per diluted share of $0.82 and Non-GAAP earnings per diluted share* of $0.62 on revenue of $360.3 million for the fourth quarter of FY 2020, the three months ended July 31, 2020. For the full fiscal year 2020, net income per diluted share was $0.81 and non-GAAP earnings per diluted share* was $0.86 on revenue of $1,345.8 million.

GROWTH BUSINESS HIGHLIGHTS

(IDT’s Growth Businesses include BOSS Revolution Money Transfer, net2phone’s UCaaS service and National Retail Solutions’ (NRS) point-of-sale terminal network-based offerings. Results for 4Q20 are compared to 4Q19 and results for FY 2020 are compared to FY 2019)

●	BOSS Revolution Money Transfer revenue increased 206% to $21.3 million in 4Q20. FY20 money transfer revenue increased 108% to $48.0 million. The sequential and year over year gains were powered by surging adoption of the BR Money App and advantageous but transient foreign exchange market conditions.

●	net2phone-UCaaS subscription revenue increased 26% to $8.0 million in 4Q20 led by increased sales in the US. FY20 subscription revenue increased 40% to $30.0 million. UCaaS seats served increased to 151,000 at July 31, 2020 from 137,000 at April 30th and 100,000 at July 31, 2019. net2phone introduced its Huddle video-conferencing solution to its current subscribers during the quarter.

●	NRS’ revenue increased 144% to $4.7 million in 4Q20. FY20 revenue increased 93% to $12.0 million. Sales of NRS’ merchant services, advertising and data analytics offerings all increased significantly. Active point-of-sale (POS) terminals increased to 10,000 at July 31, 2020 from 7,800 a year earlier.

CONSOLIDATED HIGHLIGHTS

(Results for 4Q20 are compared to 4Q19 and results for FY20 are compared to FY19.)

●	Continued revenue and margin contribution expansion from IDT’s Growth Businesses were augmented by very strong results from Core Business consumer offerings including year-over-year and sequential increases in quarterly margin contribution.

●	BOSS Revolution consumer offerings (Calling, Mobile Top-Up, Money Transfer) experienced increased demand as families enhanced communications and resource sharing during the global pandemic.

●	Revenue increased 1.2% to $360.3 million in 4Q20. FY20 consolidated revenue decreased 4.5% to $1,345.8 million.

●	Income from operations increased to $14.2 million in 4Q20 from a loss from operations of $1.2 million in 4Q19. FY20 income from operations increased to $17.9 million from a loss from operations of $1.0 million.

●	Adjusted EBITDA* increased to $22.4 million in 4Q20 from $7.4 million. FY20 Adjusted EBITDA* increased to $46.9 million from $30.8 million.

●	Diluted EPS increased to $0.82 in 4Q20 from $0.06. FY20 diluted EPS increased to $0.81 from $0.01 in FY19. 4Q20 and FY20 EPS include the positive impact of a $0.32 per diluted share adjustment to an income tax valuation allowance.

●	Non-GAAP earnings per diluted share* - which excludes the positive impact of the income tax valuation adjustment - increased to $0.62 in 4Q20 from $0.15. FY20 non-GAAP earnings per diluted share* increased to $0.86 from $0.38.

●	IDT repurchased approximately 630,000 shares of its Class B common stock in 4Q20 for $4.0 million. In FY20, the company repurchased approximately 670,000 shares of its Class B common stock in the open market for $4.2 million.

REMARKS BY SHMUEL JONAS, CEO

“Our fourth quarter results were quite good. We achieved our highest levels of consolidated quarterly margin contribution and Adjusted EBITDA* in over a decade.

“We experienced strong demand across all of our BOSS Revolution consumer offerings. In particular, our Money Transfer business built upon its strong organic growth by leveraging certain, favorable foreign exchange market conditions to deliver exceptional results this quarter. These forex conditions are transient, however, and they began to normalize following the quarter close.

“The continued expansion of our higher margin Growth businesses and the resilience of our consumer Core offerings position IDT to deliver improving results and to create significant long-term value.”

CONSOLIDATED FINANCIAL RESULTS

Results (in millions, except EPS)	4Q20	3Q20	4Q19	4Q20 - 4Q19 change	FY20	FY19	FY20 – FY19 change
Revenue	$360.3	$321.3	$356.1	+1.2%	$1,345.8	$1,409.2	(4.5)%
Revenue less direct cost of revenue	$77.3	$62.5	$60.8	+27.3%	$261.8	$235.2	+11.3%
Revenue less direct cost of revenue as a percentage of revenue	21.5%	19.4%	17.1%	+440 bps	19.5%	16.7%	+280 bps
SG&A expense	$55.0	$52.6	$53.4	+3.0%	$214.8	$204.4	+5.1%
Depreciation and amortization	$4.7	$5.2	$5.8	(18.5)%	$20.4	$22.6	(9.8)%
Severance expense	$1.8	$0.6	$0.9	+$0.9	$3.5	$1.4	+$2.1
Other operating expense, net	$1.7	$0.2	$1.9	$(0.2)	$5.1	$7.7	$(2.6)
Income (loss) from operations	$14.2	$3.8	$(1.2)	+$15.4	$17.9	$(1.0)	+$18.9
Adjusted EBITDA*	$22.4	$9.9	$7.4	+$15.0	$46.9	$30.8	+$16.1
Net income attributable to IDT	$21.5	$0.5	$1.6	+$19.9	$21.4	$0.1	+$21.3
Earnings per diluted share	$0.82	$0.02	$0.06	+$0.76	$0.81	$0.01	+$0.80
Non-GAAP net income *	$16.3	$2.0	$4.1	+$12.2	$22.8	$9.7	+$13.1
Non-GAAP earnings per diluted share*	$0.62	$0.08	$0.15	+$0.47	$0.86	$0.38	+$0.48

*	Throughout this release, Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share for all periods presented are Non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s results in accordance with GAAP. Revenue less direct cost of revenue as a percentage of revenue is a key performance metric. Please refer to the Reconciliation of Non-GAAP Financial Measures and Explanation of Key Performance Metric at the end of this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure.

RESULTS BY SEGMENT

(Results for 4Q20 are compared to 4Q19. Results for FY20 are compared to FY19)

Telecom & Payment Services (TPS)

The TPS segment comprises two verticals:

●	Growth includes National Retail Solutions’ point-of-sale network offerings and BOSS Revolution Money Transfer, an international money remittance service for customers in the US.

●	Core includes IDT’s three largest communications and payments offerings by revenue: BOSS Revolution Calling, an international long-distance calling service marketed primarily to immigrant communities in the US; Mobile Top-Up, which enables customers to transfer airtime and bundles of airtime, messaging and data credits to mobile accounts internationally and domestically; and Carrier Services, which provides international voice and text termination as well as outsourced traffic management solutions to telecoms globally. Core also includes smaller communications and payments offerings, many in harvest mode.

net2phone

The net2phone segment comprises two verticals:

●	net2phone-UCaaS - a cloud communications service for businesses in North and South America and certain other international markets.

●	net2phone Platform Services - telephony services to cable operators and other offerings that leverage a common technology platform.

Revenue in 4Q20 and FY20 and comparative periods for all verticals and for the most significant offerings is provided in the following chart:

Revenue by segment, vertical & line-of-business (in millions)	4Q20	3Q20	4Q19	4Q20-4Q19 change	FY20	FY19	FY20-FYQ19 change

TPS
Growth	$26.0	$14.7	$8.9	+191.7%	$60.0	$29.4	+104.0%
BOSS Revolution Money Transfer	$21.3	$11.8	$6.9	+206.4%	$48.0	$23.1	+108.0%
National Retail Solutions	$4.7	$2.9	$1.9	+144.3%	$12.0	$6.2	+93.3%

Core	$321.6	$294.1	$334.4	(3.8)%	$1,234.9	$1,332.5	(7.3)%
BOSS Revolution Calling	$123.4	$111.5	$124.5	(0.9)%	$463.9	$490.6	(5.4)%
Mobile Top-Up	$96.6	$85.1	$74.8	+29.1%	$334.3	$272.0	+22.9%
Carrier Services	$91.3	$87.3	$123.1	(25.9)%	$393.8	$514.2	(23.4)%
Other	$10.4	$10.1	$11.9	(12.4)%	$42.9	$55.6	(22.9)%

Total TPS	$347.6	$308.8	$343.3	+1.3%	$1,294.9	$1,361.9	(4.9)%

net2phone
net2phone-UCaaS	$8.6	$8.1	$7.0	+22.5%	$31.9	$24.5	+30.2%
net2phone Platform Services	$4.2	$4.4	$5.9	(28.9)%	$19.0	$22.8	(16.8)%

Total net2phone	$12.7	$12.5	$12.9	(0.9)%	$50.8	$47.3	+7.5%

Segment level financial results are summarized in the following chart:

Results by Segment	TPS					net2phone
(in millions)	4Q20	3Q20	4Q19	FY20	FY19	4Q20	3Q20	4Q19	FY20	FY19
Revenue	$347.6	$308.8	$343.3	$1,294.9	$1,361.9	$12.7	$12.5	$12.9	$50.8	$47.3
Direct cost of revenue	$279.8	$256.0	$292.1	$1,072.0	$1,161.2	$3.2	$2.9	$3.2	$12.0	$12.9
Revenue less direct cost of revenue	$67.8	$52.8	$51.1	$222.9	$200.7	$9.5	$9.7	$9.6	$38.8	$34.4
SG&A expense	$41.0	$39.2	$41.7	$161.6	$161.1	$11.8	$11.1	$9.6	$44.2	$34.1
Depreciation and amortization	$3.1	$3.1	$4.2	$12.4	$16.1	$1.6	$2.1	$1.5	$8.0	$6.5
Severance expense	$1.8	$0.6	$0.9	$3.5	$1.4	-	-	-	-	-
Other operating expense, net	$1.1	-	$2.6	$3.2	$7.8	$0.3	$0.4	$0.3	$1.3	$0.3
Income (loss) from operations	$20.9	$9.9	$1.7	$42.3	$14.3	$(4.2)	$(3.9)	$(1.8)	$(14.7)	$(6.5)
Adjusted EBITDA*	$26.8	$13.7	$9.4	$61.4	$39.6	$(2.3)	$(1.5)	-	$(5.4)	$0.3

TPS Segment Takeaways:

●	BOSS Revolution Money Transfer revenue more than tripled in 4Q20 compared to the year ago quarter and more than doubled in FY20 compared to FY19. The quarterly increase was driven primarily by exceptionally favorable but transient foreign exchange market conditions as well as increased transaction volumes over the BR Money app.

●	NRS’ revenue more than doubled compared to the year ago quarter driven by growth in its credit card processing business, advertising sales and terminal-based software service revenue. The number of POS terminals active in the network as of July 31, 2020 increased to 10,000 from 7,800 a year earlier.

●	In TPS’ Core vertical, Mobile Top-Up growth accelerated in 4Q20 on increased demand for broadband connectivity and other bundled offerings. BOSS Revolution Calling reversed long-standing trends and grew revenue sequentially as minutes-of-use increased following the onset of the COVID-19 pandemic. Carrier Services revenue also increased sequentially but continues to be impacted negatively by the pandemic as business communications shift from calling to video conferencing and other collaboration platforms.

net2phone Segment Takeaways:

●	net2phone-UCaaS subscription revenue increased 26% in 4Q20 to $8.0 million. For FY20, subscription revenue increased 40% to $30.0 million. Subscription revenue growth strengthened in the US. during the fourth quarter, while the impact of the COVID-19 pandemic and the stronger US dollar negatively impacted revenue growth in key Latin American markets.

●	net2phone-UCaaS seats served increased 14,000 during 4Q20 and 51,000 seats during FY20 to 151,000 seats as of July 31, 2020. The rate of growth on a sequential basis remained relatively steady in the US. while slowing modestly in several high-growth Latin American markets.

NOTES ON FINANCIAL STATEMENTS

Consolidated results for all periods presented include corporate overhead. Corporate G&A expense was $2.1 million in 4Q20, unchanged from 4Q19. Corporate G&A expense decreased to $9.0 million in FY20 from $9.2 million in FY19.

As of July 31, 2020, IDT held $109.2 million in unrestricted cash, cash equivalents, debt securities and current equity investments. Current assets totaled $322.1 million and current liabilities totaled $324.9 million.

Net cash provided by operating activities increased to $41.1 million in 4Q20 from $37.8 million in 4Q19. Exclusive of the net impact of changes in customer deposits at IDT’s Gibraltar bank, net cash provided by operating activities increased to $44.2 million in 4Q20 from $11.8 million in 4Q19.

For FY20, net cash used in operating activities totaled $29.6 million compared to net cash provided by operating activities of $85.1 million in FY19. Exclusive of the net impact of changes in customer deposits at the Gibraltar bank, net cash provided by operating activities in FY20 increased to $40.8 million from $26.1 million in FY19.

Capital expenditures decreased to $4.2 million in 4Q20 from $5.0 million in 4Q19. Full year capital expenditures decreased to $16.0 million in FY20 from $18.7 million in FY19.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “Investors & Media” section of the IDT Corporation website (https://www.idt.net/investors-and-media) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM Eastern today with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-888-348-8417 (from US) or 1-412-902-4243 (international) and request the IDT Corporation call.

A replay of the conference call will be available approximately three hours after the call concludes through October 8, 2020. To access the call replay, dial toll free 1-844-512-2921 (from US) or 1-412-317-6671 (international) and provide this replay number: 10147325. A replay will also be accessible via streaming audio at the IDT website.

ABOUT IDT

IDT Corporation (NYSE: IDT) provides communications and payment services to individuals and businesses primarily through its Boss Revolution®, net2phone® and National Retail Solutions® brands. IDT’s wholesale carrier services business is a leading global carrier of international long-distance calls. For more information on IDT, please visit our website.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

IDT CORPORATION
CONSOLIDATED BALANCE SHEETS

July 31 (in thousands)	2020	2019
	Unaudited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$84,860	$80,168
Restricted cash and cash equivalents	116,362	177,031
Debt securities	18,363	2,534
Equity investments	5,964	5,688
Trade accounts receivable, net of allowance for doubtful accounts of $6,085 and $5,444 at July 31, 2020 and 2019, respectively	44,166	58,060
Prepaid expenses	33,115	20,276
Other current assets	19,302	24,704
TOTAL CURRENT ASSETS	322,132	368,461
Property, plant and equipment, net	30,061	34,355
Goodwill	12,858	11,209
Other intangibles, net	3,959	4,196
Equity investments	8,833	9,319
Operating lease right-of-use assets	9,490	—
Deferred income tax assets, net	8,512	4,589
Other assets	8,905	11,574
TOTAL ASSETS	$404,750	$443,703
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$31,147	$37,077
Accrued expenses	125,544	127,834
Deferred revenue	40,114	42,479
Customer deposits	115,992	175,028
Other current liabilities	12,073	6,652
TOTAL CURRENT LIABILITIES	324,870	389,070
Operating lease liabilities	7,353	—
Other liabilities	1,388	1,076
TOTAL LIABILITIES	333,611	390,146
Commitments and contingencies
EQUITY:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at July 31, 2020 and 2019	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,961 and 25,803 shares issued and 24,345 and 24,895 shares outstanding at July 31, 2020 and 2019, respectively	260	258
Additional paid-in capital	277,443	273,313
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 1,616 and 908 shares of Class B common stock at July 31, 2020 and 2019, respectively	(56,221)	(51,739)
Accumulated other comprehensive loss	(7,410)	(4,858)
Accumulated deficit	(139,333)	(160,763)
Total IDT Corporation stockholders’ equity	74,772	56,244
Noncontrolling interests	(3,633)	(2,687)
TOTAL EQUITY	71,139	53,557
TOTAL LIABILITIES AND EQUITY	$404,750	$443,703

IDT CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

Year ended July 31 (in thousands, except per share data)	2020	2019
	Unaudited
REVENUES	$1,345,769	$1,409,172
COSTS AND EXPENSES:
Direct cost of revenues (exclusive of depreciation and amortization)	1,084,009	1,174,015
Selling, general and administrative (i)	214,846	204,366
Depreciation and amortization	20,406	22,632
Severance	3,503	1,438
TOTAL COSTS AND EXPENSES	1,322,764	1,402,451
Other operating expense, net	(5,063)	(7,726)
Income (loss) from operations	17,942	(1,005)
Interest income, net	1,043	776
Other (expense) income, net	(1,267)	682
Income before income taxes	17,718	453
Benefit from (provision for) income taxes	3,700	(123)
NET INCOME	21,418	330
Net loss (income) attributable to noncontrolling interests	12	(196)
NET INCOME ATTRIBUTABLE TO IDT CORPORATION	$21,430	$134

Earnings per share attributable to IDT Corporation common stockholders:
Basic	$0.82	$0.01
Diluted	$0.81	$0.01

Weighted-average number of shares used in calculation of earnings per share:
Basic	26,278	25,293
Diluted	26,441	25,308

(i) Stock-based compensation included in selling, general and administrative expenses	$3,856	$2,236

IDT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended July 31 (in thousands)	2020	2019
	Unaudited
OPERATING ACTIVITIES
Net income	$21,418	$330
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	20,406	22,632
Deferred income taxes	(3,805)	285
Provision for doubtful accounts receivable	3,109	2,028
Stock-based compensation	3,856	2,236
Other	352	(1,765)
Change in assets and liabilities:
Trade accounts receivable	11,702	7,594
Prepaid expenses, other current assets, and other assets	(1,719)	4,119
Trade accounts payable, accrued expenses, other current liabilities, and other liabilities	(12,081)	(7,546)
Customer deposits at IDT Financial Services Limited (Gibraltar-based bank)	(70,401)	59,077
Deferred revenue	(2,428)	(3,853)
Net cash (used in) provided by operating activities	(29,591)	85,137
INVESTING ACTIVITIES
Capital expenditures	(16,041)	(18,681)
Payments for acquisitions, net of cash acquired	(450)	(5,526)
Purchases of debt securities and equity investments	(22,429)	(8,276)
Proceeds from maturities and sales of debt securities and redemption of equity investments	6,457	6,312
Net cash used in investing activities	(32,463)	(26,171)
FINANCING ACTIVITIES
Distributions to noncontrolling interests	(934)	(1,520)
Repayment of other liabilities	(510)	(654)
Proceeds from sales of Class B common stock to Howard S. Jonas	—	13,272
Proceeds from note payable	10,000	—
Repayment of note payable	(10,000)	—
Proceeds from exercise of stock options	276	—
Proceeds from borrowings under revolving credit facility	1,429	3,000
Repayments of borrowings under revolving credit facility	(1,429)	(3,000)
Repurchases of Class B common stock	(4,482)	(3,882)
Net cash (used in) provided by financing activities	(5,650)	7,216
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	11,727	(12,180)
Net (decrease) increase in cash, cash equivalents, and restricted cash and cash equivalents	(55,977)	54,002
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of year	257,199	203,197
Cash, cash equivalents, and restricted cash and cash equivalents at end of year	$201,222	$257,199
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$388	$186
Cash payments made for income taxes	$60	$46
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Liabilities incurred for acquisition	$375	$—
Howard S. Jonas’s advance payment used for sale of Class B common stock	$—	$1,500

Reconciliation of Non-GAAP Financial Measures for the

Fourth Quarter and Full Fiscal Years 2020 and 2019 and Explanation of Key Performance Metric

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for 4Q20, 3Q20, 4Q19, and the full fiscal years 2020 and 2019, Adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share, all of which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenue less direct cost of revenues and selling, general and administrative expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations, add depreciation and amortization, severance expense, and other operating expense, and deduct other operating gains.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expense, net.

IDT’s measure of non-GAAP earnings per diluted share is calculated by dividing non-GAAP net income by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2020 and fiscal 2019 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per diluted share are measures which provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per diluted share to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or capitalized in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per diluted share. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating expense, net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per diluted share. Other operating expense, net includes accruals for non-income related taxes related to one of IDT’s foreign entities, expense for the indemnification of a net2phone cable telephony customer related to patent infringement claims brought against the customer, legal fees related to Straight Path Communications Inc.’s stockholders’ putative class action and derivative complaint, an accrual for another legal matter, and the write-off of certain assets. From time-to-time, IDT may incur costs related to non-routine legal and tax matters, and write-off assets, however, these various items generally do not occur each quarter. IDT does not believe the losses from these non-routine matters are components of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenue less direct cost of revenues and selling, general and administrative expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP earnings per diluted share because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

In 4Q20, due to continued and projected profitability in the Unites States, IDT was able to release a portion of its valuation allowance that was recorded against its U.S. deferred tax assets. This income tax benefit is excluded from IDT’s non-GAAP net income and non-GAAP EPS because it only indirectly related to the current results of IDT’s core operations.

Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per diluted share should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per diluted share may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per diluted share to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, (b) for non-GAAP net income, net income, and (c) for non-GAAP earnings per diluted share, diluted earnings per share.

Revenue less direct cost of revenue as a percentage of revenue is a financial metric that measures changes in our revenue relative to changes in direct cost of revenue during the same period. Revenue and direct cost of revenue in this metric are from IDT’s consolidated statements of income in accordance with GAAP. Revenue less direct cost of revenue as a percentage of revenue is a ratio in which revenue less direct cost of revenue is the numerator and revenue are the denominator. It is useful for monitoring trends in the generation of revenue as well as for evaluating the net contribution of our revenue.

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions

	Total IDT Corporation	Telecom & Payment Services	net2phone	Corporate
Three Months Ended July 31, 2020 (4Q20)
Adjusted EBITDA	$22.4	$26.8	$(2.3)	$(2.1)
Subtract:
Depreciation and amortization	4.7	3.1	1.6	-
Severance expense	1.8	1.8	-	-
Other operating expense, net	1.7	1.1	0.3	0.3
Income (loss) from operations	14.2	$20.9	$(4.2)	$(2.5)
Interest income, net	0.5
Other income, net	0.1
Income before income taxes	14.8
Benefit from income taxes	6.7
Net income	21.5
Net income attributable to noncontrolling interests	(0.1)
Net income attributable to IDT Corporation	$21.5

	Total IDT Corporation	Telecom & Payment Services	net2phone	Corporate
Three Months Ended April 30, 2020 (3Q20)
Adjusted EBITDA	$9.9	$13.7	$(1.5)	$(2.3)
Subtract (Add):
Depreciation and amortization	5.2	3.1	2.1	-
Severance expense	0.6	0.6	-	-
Other operating expense (gain), net	0.2	-	0.4	(0.1)
Income (loss) from operations	3.8	$9.9	$(3.9)	$(2.2)
Interest income, net	0.1
Other expense, net	(2.1)
Income before income taxes	1.7
Provision for income taxes	(1.3)
Net income	0.4
Net loss attributable to noncontrolling interests	0.1
Net income attributable to IDT Corporation	$0.5

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom & Payment Services	net2phone	Corporate
Three Months Ended July 31, 2019 (4Q19)
Adjusted EBITDA	$7.4	$9.4	$-	$(2.1)
Subtract (Add):
Depreciation and amortization	5.8	4.2	1.5	-
Severance expense	0.9	0.9	-	-
Other operating expense (gain), net	1.9	2.6	0.3	(1.0)
(Loss) income from operations	(1.2)	$1.7	$(1.8)	$(1.1)
Interest income, net	0.3
Other income, net	1.2
Income before income taxes	0.3
Benefit from income taxes	0.6
Net income	0.9
Net loss attributable to noncontrolling interests	0.7
Net income attributable to IDT Corporation	$1.6

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions

	Total IDT Corporation	Telecom & Payment Services	net2phone	Corporate
Year Ended July 31, 2020 (FY 2020)
Adjusted EBITDA	$46.9	$61.4	$(5.4)	$(9.0)
Subtract:
Depreciation and amortization	20.4	12.4	8.0	-
Severance expense	3.5	3.5	-	-
Other operating expense, net	5.1	3.2	1.3	0.5
Income (loss) from operations	17.9	$42.3	$(14.7)	$(9.7)
Interest income, net	1.0
Other expense, net	(1.3)
Income before income taxes	17.7
Benefit from income taxes	3.7
Net income	21.4
Net loss attributable to noncontrolling interests	-
Net income attributable to IDT Corporation	$21.4

	Total IDT Corporation	Telecom & Payment Services	net2phone	Corporate
Year Ended July 31, 2019 (FY 2019)
Adjusted EBITDA	$30.8	$39.6	$0.3	$(9.2)
Subtract (Add):
Depreciation and amortization	22.6	16.1	6.5	-
Severance expense	1.4	1.4	-	-
Other operating expense (gain), net	7.7	7.8	0.3	(0.3)
(Loss) income from operations	(1.0)	$14.3	$(6.5)	$(8.9)
Interest income, net	0.8
Other income, net	0.7
Income before income taxes	0.5
Provision for income taxes	(0.1)
Net income	0.3
Net income attributable to noncontrolling interests	(0.2)
Net income attributable to IDT Corporation	$0.1

IDT Corporation

Reconciliations of Net Income to Non-GAAP Net Income and Earnings per share to Non-GAAP Earnings per diluted share (unaudited) in millions, except per share data. Figures may not foot due to rounding to millions.

	4Q20	3Q20	4Q19	FY 2020	FY 2019

Net income	$21.6	$0.4	$0.9	$21.4	$0.3
Adjustments (add) subtract:
Stock-based compensation	(0.5)	(0.8)	(1.0)	(3.8)	(2.2)
Severance expense	(1.8)	(0.6)	(0.9)	(3.5)	(1.4)
Release of prior year DTA valuation allowance	8.4	-	-	8.4	-
Other operating expense, net	(1.7)	(0.2)	(1.9)	(5.1)	(7.7)
Total adjustments	4.4	(1.6)	(3.8)	(4.0)	(11.4)
Income tax effect of total adjustments	(0.9)	-	0.6	2.6	2.0
	(5.3)	1.6	3.2	1.4	9.4
Non-GAAP net income	$16.3	$2.0	$4.1	$22.8	$9.7

Earnings per share:
Basic	$0.82	$0.02	$0.06	$0.82	$0.01
Total adjustments	(0.20)	0.06	0.09	0.05	0.37
Non-GAAP - basic	$0.62	$0.08	$0.15	$0.87	$0.38

Weighted-average number of shares used in calculation of basic earnings per share	26.1	26.4	26.3	26.3	25.3

Diluted	$0.82	$0.02	$0.06	$0.81	$0.01
Total adjustments	(0.20)	0.06	0.09	0.05	0.37
Non-GAAP - diluted	$0.62	$0.08	$0.15	$0.86	$0.38

Weighted-average number of shares used in calculation of diluted earnings per share	26.3	26.5	26.3	26.4	25.3

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